SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒                 Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SANDERS MORRIS HARRIS GROUP INC.

(Name of Registrant as specified in its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which the filing fee is calculated and state how it was determined):

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☐           Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

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April xx, 2011

Dear Fellow Shareholder,

On behalf of our Board of Directors, you are cordially invited to attend the 2010 Annual Meeting of Shareholders of Sanders Morris Harris Group Inc. on Thursday, May 26, 2011, in Houston, Texas. At the meeting we will review our performance for 2010 and our expectations for the future and discuss and vote on the matters set forth in the accompanying notice of annual meeting and proxy statement.

A notice of the meeting and proxy statement follow. Also enclosed is our 2010 Annual Report. Your vote is important. Whether or not you plan to attend, you can assure that your shares are represented at the meeting by promptly voting and submitting your proxy via the Internet, by telephone, or by completing, signing, and dating the proxy voting card and returning it in the enclosed envelope.

I look forward to seeing you on May 26th and addressing your questions and comments.

Sincerely,

George L. Ball Chief Executive Officer

600 Travis, Suite 5800, Houston, Texas 77002—713-224-3100

Important Voting Information

As a result of recent rule changes, your broker is not permitted to vote on your behalf on non-routine matters, including the election of directors, unless you provide specific instructions by completing and returning the voting instruction form provided by your broker or following the instructions provided to you to vote your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank, or other financial institution before the date of the shareowner meeting.

1

April xx, 2010

Notice of the 2010 Annual Meeting of Shareholders

Meeting Date:	May 26, 2011
Meeting Time:	11:00 a.m.
Location:	Main Conference Room
600 Travis, Suite 5800
Houston, Texas 77002

Agenda

•	To elect nine directors as described in the Proxy Statement;

•	To consider and act upon a Board proposal to change the name of the company to The Edelman Financial Group Inc.;

•	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2011;

•	To hold an advisory vote on executive compensation

•	To hold an advisory vote on the frequency of the advisory vote on executive compensation; and

•	To transact such other business as may properly come before the annual meeting, and any postponement or adjournment of the meeting.

All shareholders of record at the close of business on April 6, 2011 (the “Record Date”), or their legal proxy holders, will be entitled to vote at the meeting and any postponement or adjournment of the meeting.

We are mailing to many of our shareholders a notice of availability of the proxy materials over the Internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. This process is more environmentally friendly and reduces our costs to print and distribute these materials. All shareholders who do not receive such a notice of availability, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone, you help us reduce postage and proxy tabulation costs.

Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

Sincerely,

Susan Bailey Corporate Secretary

April xx, 2011

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SANDERS MORRIS HARRIS GROUP INC.
600 Travis, Suite 5800
Houston, Texas 77002

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sanders Morris Harris Group Inc. (“SMHG” or the “Company”) for the 2010 Annual Meeting of Shareholders to be held on Thursday, May 26, 2011, beginning at 11:00 a.m. local time, at the offices of Sanders Morris Harris Group located at 600 Travis, Suite 5800, Houston, Texas 77002 and at any postponement or adjournment of the meeting. The proxy statement was prepared under the direction of our Board of Directors to solicit your proxy for use at the annual meeting. We began making this proxy statement and a proxy form available to shareholders on or about April xx, 2010.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including (1) the election of directors, (2) a proposal to change our name to The Edelman Financial Group Inc., (3) ratification of the appointment of Grant Thornton, LLP as our independent registered public accounting firm for 2011, (3) an advisory vote on executive compensation, and (4) an advisory vote on the frequency of the advisory vote on executive compensation. In addition, our management will report on performance during 2010 and respond to questions from shareholders. Our Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matters requiring a vote of the shareholders arise, your signed proxy card gives authority to George L. Ball, our Chairman and Chief Executive Officer, and John T. Unger, our Senior Vice President and General Counsel, to vote on such matters at their discretion.

Who is entitled to vote?

Shareholders owning our common stock at the close of business on April 6, 2011, are entitled to vote at the annual meeting or at any postponement or adjournment of the meeting. Each shareholder has one vote per share on all matters to be voted on. On April 6, 2011, there were [29,283,419] common shares issued and outstanding. A list of registered shareholders entitled to vote will be available at SMHG’s offices, 600 Travis, Suite 5800, Houston, Texas, 77002 for ten days prior to the meeting.

How does the Board of Directors recommend I vote?

Our Board of Directors recommends a vote FOR each of the nominees for director, the change of our name to The Edelman Financial Group Inc., the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, and the proposal regarding an advisory vote on executive compensation. The Board of Directors does not make any recommendation with respect to the advisory vote on the frequency of the advisory vote on executive compensation.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 26, 2011.

The Proxy Statement for the Annual Meeting of Shareholders to be held on May 26, 2011 and the Annual Report on Form 10-K for the year ended December 31, 2010, are available at www.envision.com/smhg

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

Our principal executive offices are located at 600 Travis, Suite 5800, Houston, Texas 77002. Our main telephone number is (713) 224-3100.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to its proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•           View on the Internet our proxy materials for the Annual Meeting; and

•           Instruct us to send future proxy materials to you by email.

Our proxy materials are also available on our website at www.smhgroup.com under the Investors tab. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How do I vote?

Shareholders of record (that is, shareholders who hold their shares in their own name) may vote any one of four ways: (1) visit the website noted on your proxy card to vote via the Internet, (2) use the telephone number on your proxy card to vote by telephone, (3) sign and date each proxy card you receive and return it in the prepaid envelope, or (4) attend the meeting in person. If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies to vote in the same manner as if you signed, dated, and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

In the election of directors, you may vote “For,” “Against,” or “Abstain” with respect to one or more of the nominees. For the other proposals, you may vote “For,” “Against,” or “Abstain.” If you “Abstain,” it has the same effect as a vote “Against.”  If you sign your proxy card, but do not mark your choices, the named proxies will vote FOR the persons nominated for election as directors and in favor of the other proposals.

Many SMHG shareholders hold their shares through a stockbroker, bank, trustee, or another nominee, rather than owning shares registered directly in their name. In that case, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are entitled to direct the voting of your shares to your intermediary. Your intermediary will forward the proxy materials to you with a voting instruction card or provide electronic access to the materials and to voting facilities.

Your broker is no longer permitted to vote on your behalf on non-routine matters, including the election of directors, unless you provide specific instructions by completing and returning the Voting Instruction Form or following the instructions provided to you to vote your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank, or other financial institution before the date of the shareowner meeting.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm for 2011 (Proposal No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.

The election of directors (Proposal No. 1), the proposal to change our name (Proposal No. 2), the advisory vote on executive compensation (Proposal No. 4), and the advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 5) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1, No. 2, No. 4, and No. 5.

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares on the Record Date. There must be a quorum for the meeting to be held. Abstentions are counted in determining the presence or absence of a quorum, but under Texas law are not considered a vote. Shares held by brokers in street name and for which the beneficial owners have withheld from brokers the discretion to vote are called “broker non-votes.” They are not counted to determine if a quorum is present and under Texas law are not considered a vote. Broker non-votes will not affect the outcome of a vote on election of directors. As of the Record Date, [29,283,419] shares of our common stock, representing the same number of votes, were issued and outstanding. Thus, the presence of holders of our common stock representing at least [14,641,710] votes will be required to establish a quorum.

What vote is required to approve each proposal?

The director nominees will be elected by a plurality of the votes cast at the meeting. A properly executed proxy marked “Withheld” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purpose of determining whether there is a quorum. The nine persons receiving the highest number of “For” votes will be elected.

The proposal to change our name requires the affirmative vote of two-thirds of all our shareholders. All other matters to be considered at the meeting require the affirmative vote of a majority of the votes cast.

Who will count the vote?

A representative of the Company will tabulate the votes cast by proxy or in person at the meeting.

Who is entitled to vote at the meeting?

If you owned shares of our common stock on the Record Date, you are entitled to receive notice of and to participate in the annual meeting.

What are the voting rights of holders of SMHG common stock?

You may cast one vote per share of our common stock that you held on the Record Date on each proposal considered at the annual meeting. These shares include shares that are: (1) held directly in your name as the shareholder of record and (2) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Who can attend the meeting?

All shareholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Each shareholder may be asked to present valid identification. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

Please note that if you hold your shares in “street name” (that is, through a stockbroker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date.

Parking is available at local garages; the fee for parking is $4.50 per hour.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a brokerage account or by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

How can I vote my shares in person at the annual meeting?

Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. If your shares are held by a broker, bank, trustee, or other nominee, you may not vote those shares in person at the meeting unless you obtain a “legal  proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares directly. Accordingly, to vote in person, you will need to contact your broker, bank, trustee, or nominee to obtain a “legal proxy” and present the proxy at the meeting in order to receive a ballot to vote at the meeting.

Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the annual meeting by (a) visiting the website noted on your proxy card to vote via the Internet, (b) calling the telephone number on your proxy card to vote by telephone, or (c) completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Can I change my vote after I return my proxy card?

Yes. You may change your proxy instructions at any time prior to the vote at the annual meeting. If you voted by mail, you may change your vote by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the annual meeting and voting in person. It you voted via the Internet or by telephone, you may change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you give proper notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by ballot at the meeting.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will report final results in a filing with the U.S. Securities and Exchange Commission (SEC) on Form 8-K.

 What are the deadlines for shareholder proposals for next year’s annual meeting?

You may submit proposals on matters appropriate for shareholder action at future annual meetings by following the procedures prescribed in SEC Rule 14a-8. We must receive proposals intended for inclusion in next year’s proxy statement and proxy card no later than January 26, 2012. All proposals and notifications should be addressed to our Corporate Secretary at 600 Travis, Suite 5800, Houston, Texas 77002. Submission of a proposal does not guarantee inclusion in our proxy statement or form of proxy because certain SEC rules must be met.

Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise properly brought before the meeting by or at the direction of our Board or by a shareholder entitled to vote who has delivered an appropriate notice to the Corporate Secretary. To be properly brought before the meeting, a shareholder must deliver a written notice to the Corporate Secretary at the address set forth in the following paragraph of the shareholder’s intention to present a proposal (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 60 nor more than 180 days prior to the anniversary date of the prior annual meeting; provided, however, that in the event the date of the annual meeting is changed by more than 30 days from such anniversary date, your notice to be timely must be received not later than the close of business on the tenth day following the day on which such notice is mailed or such public disclosure was made.

In addition, under our bylaws, if you are a shareholder and wish to make a director nomination at a shareholders’ meeting, you must deliver written notice of your intent to make such a nomination either by personal delivery or by U.S. mail, postage prepaid, to Susan Bailey, Corporate Secretary, Sanders Morris Harris Group Inc., 600 Travis, Suite 5800,  Houston, Texas 77002, within the time limits described above for delivering of notice of shareholder proposal and comply with the information requirements in the bylaws relating to stockholder nominations. See “Director Nominating Process” for additional information about shareholder nominations.

These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

 A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Corporate Secretary, 600 Travis, Suite 5800, Houston, Texas 77002.

If we do not receive notice of any matter that a shareholder wishes to raise at the annual meeting in 2012 by March 26, 2012, and a matter is raised at that meeting, the proxy holders for next year’s meeting will have discretionary authority to vote on the matter.

How much did this proxy solicitation cost?

The proxies being solicited hereby are being solicited by our Board of Directors. The cost of soliciting proxies in the enclosed form will be paid by SMHG. We have not engaged anyone to solicit proxies on our behalf. However, we will reimburse banks, brokerage firms, and other institutions, nominees, custodians, and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain of our and our subsidiaries’ directors, officers, and regular employees may solicit proxies personally or by telephone or facsimile without additional compensation.

ELECTION OF DIRECTORS

NOMINEES

Nine directors will be elected at the annual meeting. Directors will serve until our next annual meeting or until their earlier resignation or removal. If any nominee is not available for election, proxies will be voted for another person nominated by our Board of Directors or the size of our Board will be reduced. Eight of the nine current members of our Board of Directors are standing for election this year.

Our Board of Directors recommends a vote FOR all nominees to our Board of Directors.

The nominees are as follows:

GEORGE L. BALL
Director since February 2000
Age 72

Mr. Ball was appointed to our Board of Directors on February 1, 2000, as part of our merger with Sanders Morris Mundy Inc. (the “Sanders Transaction”) and has served as our Chairman since May 2002 and as our Chief Executive Officer since May 27, 2009. At the time of the Sanders Transaction, he served as Chairman of the Board and a director of Sanders Morris Mundy Inc. Mr. Ball also serves as Chief Executive Officer and a director of Sanders Morris Harris Inc. (“SMH”), as a director of  SMH Capital Advisors, Inc. (“SMCA”), The Edelman Financial Center, LLC, Global Financial Services, LLC, and Select Sports Group Holdings, LLC (“SSG”). He served as a director of Sanders Morris Mundy Inc. from May 1992 to February 2000 and was its non-executive Chairman of the Board from May 1992 to July 1997. From September 1992 to January 1994, Mr. Ball was a Senior Executive Vice President of Smith Barney Shearson Inc. From September 1991 to September 1992, he was a consultant to J. & W. Seligman & Co. Incorporated. Mr. Ball served as President and Chief Executive Officer of Prudential-Bache Securities, Inc. from 1982 until 1991 and Chairman of the Board from 1986 to 1991. He also served as a member of the Executive Office of Prudential Insurance Company of America from 1982 to 1991. Before joining Prudential, Mr. Ball served as President of E.F. Hutton Group, Inc. Mr. Ball is a former governor of the American Stock Exchange and the Chicago Board Options Exchange, and served on the Executive Committee of the Securities Industries Association. Mr. Ball serves as a director of RediClinic, LLC, a leading provider of high-quality convenience care centers located in retail stores.

Director Qualifications:
•	Leadership experience as current Chief Executive Officer of the Company, former CEO and executive officer of two large public integrated financial services firms.
•	Industry experience with more than 40 years experience in the financial services industry.
•	Outside board experience as director of RediClinic, LLC.

RICHARD E. BEAN
Director since August 2003
Age 67

Mr. Bean has been a certified public accountant since 1968 and since 1976 has been the Executive Vice President and a director of Pearce Industries Inc., a privately held company that designs and packages engine-driven equipment which includes power generation, pumps, blowers, control panels, and switchgear. Mr. Bean also served as Chief Financial Officer of Pearce Industries Inc. from 1976 to 2004. In addition, Mr. Bean has served as a director and audit committee member of FirstCity Financial Corporation, a public financial services company, since July 1995 and was elected Chairman of the Board in December 2005. Mr. Bean served as a member of the Portfolio Administration Committee of FirstCity Liquidating Trust from July 1995 until February 2004 when the trust was terminated and distributed its assets. He also serves as a director and as chairman of the compensation committee of WCA Waste Corporation, a public waste collection and disposal company. Mr. Bean is also a stockholder and director of several closely held corporations. Mr. Bean is involved in numerous civic organizations such as the Houston Livestock Show and Rodeo where he serves as Director and member of the audit committee.

Director Qualifications:
•	Leadership and finance experience as executive officer and chief financial officer for more than 30 years at Pearce Industries Inc.
•	Finance experience with more than 40 years experience as certified public accountant.
•	Outside board experience as director of FirstCity Financial Corporation and WCA Waste Corporation.

DIANA F. CANTOR
New Nominee
Age 53

Mrs. Cantor is a Partner with Alternative Investment Management, LLC, an independent, privately held investment management firm, and she is the Chairman of the Virginia Retirement System, where she additionally is a member of the Audit and Compliance Committee and is responsible for the agency’s annual audit and budget. From 2008 to 2009, she was a Managing Director of New York Private Bank & Trust, the wealth management division of Emigrant Bank, where she managed wealth management professionals providing a full range of financial, trust, estate, tax planning, and investment management services. From 1996 to 2007, she served as the Founder and Executive Director of the Virginia College Savings Plan, an independent agency of the Commonwealth of Virginia. She was Vice President of Richmond Resources, Ltd., a real estate development, construction and management company from 1990 to 1996, and she held several positions, including Vice President, at Goldman, Sachs & Co. between 1985 and 1990. She previously was an associate at Kaye, Scholer, Fierman, Hays & Handler, a New York law firm, from 1983 to 1985. Ms. Cantor is also a member of the Board of Directors of Domino’s Pizza Inc., where she serves as the Chairperson of the Audit Committee and as a member of the Nominating and Corporate Governance Committee, and of Media General, Inc., where she serves on the Audit and Nominating and Governance Committees.

Director Qualifications:
•	Extensive leadership and financial skills in the financial services industry and consumer product and marketing experience at the Virginia College Savings Plan and Goldman Sachs & Co.
•	Significant public company directorship and committee experience with the Virginia Retirement System, Domino’s Pizza Inc., and Media General Inc.

CHARLES W. DUNCAN, III
Director since June 2004
Age 51

Mr. Duncan has spent his entire career in investment banking or private equity investing and has served as President of Duncan Equities, Inc. since 1990 and Duncan Partnerships, Inc. since 1998. Duncan Equities, Inc. is active in structuring financings for, directly investing in, and providing strategic advice to, small to medium sized private companies, primarily located in Texas. Duncan Partnerships, Inc. oversees a portfolio of public, private, and real estate investments. Mr. Duncan serves on the boards of directors, and is involved in the operations, of several private companies. In addition, he serves on the boards of directors of several non-profit institutions and foundations including the board of directors of, Communities in Schools, Houston, and The Methodist Hospital Research Institute.

Director Qualifications:
•	Private equity management experience as officer of Duncan Equities, Inc.
•	Expertise in structuring and overseeing compensation programs for executives and cost control programs.
•	Experience as a director of major medical, research, and charitable institutions.

FREDRIC M. EDELMAN
Director since February 2009
Age 52

Mr. Edelman was appointed to our Board of Directors and elected President in February 2009. Mr. Edelman has served as Chairman and Chief Executive Officer of The Edelman Financial Center, LLC since May 2005, when the Company acquired a 51% ownership interest. From December 1987 to May 2005, he owned and managed Edelman Nebel Financial Services, renamed Edelman Financial Services, Inc. in 1991. Barron’s ranked Mr. Edelman No. 1 on its list of the Top 100 Independent Financial Advisor in 2009 and 2010. In 2004, he was inducted into the Financial Advisor Hall of Fame and ranked the No. 1 advisor in the nation by Research Magazine for his focus on the individual client. Mr. Edelman was named Entrepreneur of the Year for Washington, D.C. by Ernst & Young in 2001. He has written seven books on personal finance:  The Truth About Money, which was named Book of the Year by Small Press magazine, The New Rules of Money, Ordinary People, Extraordinary Wealth, What You Need to Do Now, Discover the Wealth Within You, The Lies About Money, recipient of the Excellence in Financial Literacy Award, and Rescue Your Money. The Ric Edelman Show can be heard on 37 radio stations throughout the country. He was named Best Talk Show Host in 1993 by the Achievement in Radio Awards (A.I.R.). He served as Chairman of the Board of the United Way of the National Capital Area in 2006 and 2007. He also serves on the Foundation Board of the Boys & Girls Clubs of Greater Washington, D.C., the boards of Wolf Trap Foundation for the Performing Arts and the Jefferson Awards for Public Service. He received his B.A. degree from Glassboro State College in 1980 and an Honorary Doctorate from Rowan University in 2004. Mr. Edelman holds six professional designations.

Director Qualifications:
•	Leadership and industry experience as founder of The Edelman Financial Center, LLC.
•	Industry experience with 25 years experience in the asset and wealth management industry.
•	Largest shareholder of the Company.

SCOTT B. MCCLELLAND
Director since June 2004
Age 54

Mr. McClelland is President of H.E. Butt (“H-E-B”) Grocery Company’s Houston and Central Market Division. H-E-B is the 13th largest grocery chain in the United States with over 55,000 employees and 300 stores in Texas and Northern Mexico. Mr. McClelland joined H-E-B in 1990 as Vice President of Operations for the Austin Region. After transferring to H-E-B corporate headquarters in San Antonio in 1991, Mr. McClelland has held several leadership positions for the Company including Vice President of General Merchandise Marketing and Group Vice President, DrugStore. In 1995 he was promoted to Senior Vice President of Marketing followed by a promotion to Chief Merchandising Officer in 2000. His responsibilities were expanded to include Central Market in late 2001. Prior to joining H-E-B, he worked for Pepsico’s Frito Lay Division for 10 years. Mr. McClelland serves on the Boards of Directors for the Greater Houston Partnership and Memorial Hermann Hospital System. He also serves as Chairman of the Board of the Houston Food Bank..

Director Qualifications:
•	Leadership experience as an executive officer of H-E-B Grocery Company for more than 20 years.
•	Knowledge of marketing and consumer behavior.
•	Affiliation with leading business association (Greater Houston Partnership).
•	Outside board experience as director of Memorial Hermann Hospital System.

BEN T. MORRIS
Director since February 2000
Age 65

Mr. Morris was appointed to our Board of Directors on February 1, 2000, as part of the Sanders Transaction and served as our Chief Executive Officer from May 2002 to May 27, 2009. He co-founded Sanders Morris Mundy Inc. in 1987 and served as its President and Chief Executive Officer and as a director at the time of the Sanders Transaction. From February 1, 2000 to May 27, 2009, Mr. Morris also served as President, Chief Executive Officer, and a director of SMH. Mr. Morris served as the Chief Operating Officer of Tatham Corporation from 1980 to 1984. From 1973 to 1980, he served in a number of executive positions with Mid-American Oil and Gas, Inc. and predecessor companies, and was its President from 1979 to 1980. Mr. Morris is a certified public accountant.

Director Qualifications:
•	Leadership experience as executive officer of the Company from 1987 to 2009.
•	Industry and finance experience as former CEO of the Company from 2002 to 2009 and of SMH from 2000 to 2009.
•	Outside board experience as a director of a number of public companies.

ALBERT W. NIEMI, JR., PH.D.
Director since June 2004
Age 68

Dr. Niemi is the Dean of the Edwin L. Cox School of Business at Southern Methodist University, where he also holds the Tolleson Chair in Business Leadership. Before joining SMU, Dr. Niemi served as Dean of the Terry College of Business at the University of Georgia from 1982 to 1996. Dr. Niemi graduated cum laude from Stonehill College with an A.B. in economics and earned an M.A. and Ph.D. in economics from the University of Connecticut. Dr. Niemi has served as a member of the Business Accreditation Committee of the American Assembly of Collegiate Schools and has chaired or served as a member on the accreditation review teams to more than 20 universities. Dr. Niemi recently completed terms on the Boards of Governors of the American Association of University Administrators and Beta Gamma Sigma. He also serves on the board of directors of the Southwest Graduate School of Business and on the advisory board of Bank of Texas, N.A.

Director Qualifications:
•
Leadership and education experience as Dean of the Edwin L. Cox School of Business at Southern Methodist University and formerly Dean of the Terry College of Business at the University of Georgia from 1982 to 1996.

•	Outside board experience as director of a number of public companies and as chairman of an audit committee.
•	Leadership and teaching positions as major universities.

DON A. SANDERS
Director since February 2000
Age 74

Mr. Sanders was appointed to our Board of Directors on February 1, 2000, as part of the Sanders Transaction. At the time of the Sanders Transaction, he served as Chairman of the Executive Committee and as a director of Sanders Morris Mundy Inc., which he co-founded in 1987. Mr. Sanders also serves as the investment manager of the Sanders Opportunity Funds, private investment funds sponsored by SMH. He also serves on the management committee and is an owner of the Round Rock Baseball Company, L.P. and serves on the boards of several Houston-based community organizations. Since the Sanders Transaction, he has served as our Vice Chairman and as one of our directors and as a director of SMH. From 1987 to 1996, Mr. Sanders was President of Sanders Morris Mundy Inc. Before joining Sanders Morris Mundy Inc., he was employed by E.F. Hutton & Co., Inc. where he served from 1959 in various capacities, including as an Executive Vice President from 1982 to 1987 and as a member of its board of directors from 1983 to 1987.

Director Qualifications:
•	Leadership experience as an executive officer of the Company since 2000 and of SMH since 1987.
•	Industry experience with more than 40 years experience in the financial services industry.
•	Founder of SMH.

Directors Not Standing For Re-election

W. BLAIR WALTRIP
Director since January 1999
Age 56

Mr. Waltrip was elected a director in January 1999 and as a director of TEI, Inc., our predecessor issuer, in July 1988. He is also a director of Service Corporation International, a public funeral and cemetery company, and was employed in various capacities by that company from 1977 until January 2000, last serving as an Executive Vice President from January 1999 to January 2000 and Executive Vice President of Operations from February 1991 to January 1999 and Chairman of the Board and President of Service Corporation International (Canada) Limited from January 1990 to January 1999.

Director Qualifications:
•	Leadership experience as former executive officer of large public multinational company.
•	Knowledge of pricing and integration of acquisitions and economics and strategy required in purchasing other companies.
•	Outside board experience as director of Service Corporation International.

Non-Director Executive Officers

Rick Berry
Chief Financial Officer
Age 57

Mr. Berry has served as our Chief Financial Officer since February 2001 and as our Principal Financial Officer since June 2000. He also serves as Chief Financial Officer of SMH and SMCA. From March 1999 to April 2000, Mr. Berry served as Executive Vice President, Chief Financial Officer, Corporate Secretary and a director of Petrocon Engineering, Inc. From April 1998 to March 1999, Mr. Berry was Executive Vice President and Chief Financial Officer of OEI International, Inc. Mr. Berry was Secretary of TEI, Inc. from January 1997 to April 1998, and the Executive Vice President, Chief Financial Officer, and Treasurer of TEI from December 1991 to April 1998. Mr. Berry is a certified public accountant.

Bruce R. McMaken
Executive Vice President-Corporate
Age 51

Mr. McMaken was elected Executive Vice President-Corporate in March 2008. Mr. McMaken joined SMH in 1992 and prior to his election was a Senior Vice President. He serves as a manager for the SMH Private Equity Group Funds I and II and for The M.D. Anderson Proton Therapy Center, a for-profit venture between The University of Texas M.D. Anderson Cancer Center, the Company, and a third partner that developed and operates a cancer treatment facility in Houston. .

John T. Unger
Senior Vice President and General Counsel
Age 59

Mr. Unger has served as our Senior Vice President and General Counsel since July 2005. Mr. Unger was a partner in the law firm of Thompson & Knight LLP from May 2000 until June 2005 and currently serves as Of Counsel to such firm. Previously, he was a shareholder in the law firm of Snell & Smith, P.C. from its founding in 1993 to May 2000, and was a partner in the law firm of Butler & Binion LLP from 1988 to 1993. He has more than 30 years experience in the areas of corporate and securities law.

GENERAL INFORMATION

Our Board of Directors is responsible for supervision of the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. Following the Annual Meeting in 2011, the Board will consist of nine directors. In the interim between Annual Meetings, the Board has the authority under the by-laws to increase or decrease the size of the Board and to fill vacancies. The Board held four meetings during 2010.

The Nominating and Corporate Governance Committee is responsible for selecting qualified individuals for election as directors to ensure the Board has the right mix of skills, expertise, and background. The Board believes that the following attributes are key to ensuring the continued vitality of the Board and excellence in the execution of its duties: experience as a leader of a business, firm, or institution; mature and practical judgment; the ability to comprehend and analyze complex matters; effective interpersonal and communication skills; and strong character and integrity. Each of the Company’s directors has these attributes. In identifying potential director candidates, the Committee and the Board also take into consideration that the Board should reflect a diversity of experiences, backgrounds, and individuals.

The Board of Directors is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at public companies, as well as experience on other companies’ boards, which provides an understanding of different business processes, challenges, and strategies. Other directors have experience as directors, administrators, or leaders of significant academic, research, and philanthropic institutions, which brings unique perspectives to the Board.

As noted below, the Nominating and Corporate Governance Committee is responsible for the continuing review of the governance structure of the Board, and for recommending to the Board those structures and practices best suited to the Company and its shareholders. Since May 2010, Mr. Ball has served as Chairman of the Board and Chief Executive Officer.

The Board of Directors recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. The leadership structure at the Company has varied over time and has included combined roles and separation of roles. As a result, no policy exists requiring combination or separation of leadership roles and the Company’s governing documents do not mandate a particular structure. This has allowed the Board the flexibility to establish the most appropriate structure for the Company at any given time.

RISK OVERSIGHT

The Board of Directors is responsible for overseeing the overall risk management process at the Company. Risk management is considered a strategic activity within the Company and responsibility for managing risk rests with executive management while the Committees of the Board and the Board as a whole participate in the oversight of the process. Specifically, the Board has responsibility for overseeing the strategic planning process and reviewing and monitoring management’s execution of the corporate and business plan and each Board Committee is responsible for oversight of specific risk areas relevant to the Committee charters. The Audit Committee is responsible for monitoring and evaluating risks related to the Company’s activities and the effectiveness and adequacy the Company’s risk management measures including insurance coverage.

Senior management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and also through the Audit Committee, which examines various components of enterprise risk as part of its responsibilities.

A strategic plan and critical issues and opportunities are presented to the Board each year by senior management. Throughout the year, management reviews any critical issues and actual results as compared to plan with the Board and relevant Committees. Members of executive management are also available to discuss the Company’s strategy, plans, results, and issues with the Committees and the Board, and regularly attend such meetings to provide periodic briefings and access. In addition, as noted in the Audit Committee Report on page 29, the Audit Committee regularly meets in executive sessions with members of management including separate sessions with the independent registered public accounting firm and general counsel, as appropriate.

The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its Committees providing oversight in connection with those efforts.

BOARD COMMITTEES, MEETING ATTENDANCE, DIRECTOR INDEPENDENCE, AND COMMUNICATING WITH OUR BOARD

Our Board of Directors has four committees: Executive, Audit, Nominating and Corporate Governance, and Compensation. The committees report their actions to the full Board of Directors at its next regular meeting following a committee meeting. Our full Board met four times in 2010 and the following table shows the current membership of the four committees and the number of meetings each committee held in 2010.

Committee Membership and Meetings Held
Name	Executive	Audit	Nominating & Corporate Governance	Compensation
Mr. Ball	*
Mr. Bean(1)		Chair
Mr. Duncan(1)		*		Chair
Mr. Edelman	*
Mr. McClelland(1)				*
Mr. Morris
Dr. Niemi(1)		*	Chair
Mr. Sanders	Chair
Mr. Waltrip(1)			*
No. of Meetings in 2010(2)	2	5	1	2

(1)	Determined to be “independent” under the Nasdaq listing standards.
(2)	Each incumbent director attended at least 75% of the aggregate of all meetings of our Board of Directors and committees of our Board to which he belonged during 2009.

Executive Committee

•	Has full power of our Board between meetings of our Board, with specified limitations relating to major corporate matters.

Audit Committee

•	Reviews the financial reports and other financial information provided by the Company to any governmental body or the public.

•	Reviews the audit efforts of our independent auditors.

•
Reviews our system of internal controls regarding finance, accounting, legal compliance, and ethics that management and our Board have established; and our auditing, accounting, and financial reporting processes generally.

•	Provides an open avenue of communication among the independent auditors, financial, and senior management, and our Board.

•	Has the sole authority and responsibility to appoint, select, evaluate, and, where appropriate, replace our independent registered public accountants.

•	Monitors and evaluates risks related to the Company’s activities and the effectiveness and adequacy the Company’s risk management measures including insurance coverage.

Our Board has determined that each member of the Audit Committee is “independent,” as defined in Rules 4200(a)(15) and 4350(d)(2)(A) of the Nasdaq listing standards and SEC regulations. Our Board has also determined that Mr. Bean, Chair of the Audit Committee, is qualified as an audit committee financial expert under the SEC regulations. The committee operates under a written charter adopted by our Board of Directors which is available on our website, www.smhgroup.com, and was filed as Appendix A to our 2004 Annual Meeting Proxy Statement.

Nominating and Corporate Governance Committee

•
Makes recommendations to our Board of Directors regarding nominees for election as directors, the structure, size, and composition of our Board, compensation of Board members, and organization and responsibility of board committees.

•
Reviews general responsibilities and functions of our Board of Directors, the balance of expertise among Board members, and the Company’s overall organizational health, particularly plans for management succession and development.

Our Board has determined that each member of the Nominating and Corporate Governance Committee is “independent,” as defined in the Nasdaq listing standards.

Compensation Committee

•	Reviews and recommends the compensation for executive officers and key employees.

•
Recommends the granting of stock options and other incentive awards, including the number of shares subject to, and the exercise price of, each stock option and the terms and conditions of other incentive awards granted under our incentive plans.

Our Board has determined that each member of the Compensation Committee is “independent,” as defined in the Nasdaq listing standards.

Director Independence

Our Board of Directors has determined that the following members of our Board, constituting a majority of the members of our Board, are “independent directors” as defined in NASD Marketplace Rule 4200: Richard E. Bean; Charles W. Duncan, III; Scott B. McClelland; Albert W. Niemi, Jr., Ph.D.; and W. Blair Waltrip.

Annual Meeting Attendance by Members of the Board

We do not currently have a formal policy regarding attendance by our directors at our Annual Meeting of Shareholders. However, we have historically encouraged our directors to attend and previous meetings have been well attended. Last year, nine of our directors attended our Annual Meeting of Shareholders.

DIRECTOR NOMINATION PROCESS

As indicated above, nomination of directors is handled by our Nominating and Corporate Governance Committee pursuant to its charter. The committee’s charter is available on our website at www.smhgroup.com.

Additionally, any shareholder who wishes to nominate a prospective Board member should deliver written notice containing the information required by our bylaws to Susan Bailey, Corporate Secretary, 600 Travis, Suite 5800, Houston, Texas 77002. To be timely filed, we must receive the notice not less than 60 days nor more that 180 days prior to the first anniversary of our preceding year’s annual meeting. To date, no shareholder has submitted a Board nominee.

In evaluating potential director nominees, the committee considers the following factors:

•	the appropriate size of our Board of Directors;

•	our needs with respect to the particular talents and experience of our directors;

•
the knowledge, skills, and experience of nominees, including experience in technology, business, finance, administration, or public service, in light of prevailing business conditions and the knowledge, skills, and experience already possessed by other members of our Board;

•	familiarity with the financial services industry;

•	experience with accounting rules and practices; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Committee’s goal is to assemble a Board of Directors with a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing there are no stated minimum criteria for director nominees, although the committee may also consider such other factors as it may deem are in the best interests of the Company and our shareholders. However, the committee will insure that at least one member of the Audit Committee satisfies the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board are “independent directors” under NASD Marketplace Rule 4200. The committee also believes it appropriate for certain key members of our management to participate as members of our Board.

The Committee identifies nominees by first evaluating the current members of our Board of Directors willing to continue in service. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective. If any member of our Board does not wish to continue in service or if the committee decides not to re-nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the committee and our Board are polled for suggestions as to individuals meeting the criteria of the committee. Research may also be performed to identify qualified individuals. We have also engaged third parties to identify or evaluate or assist in identifying potential nominees.

Each of the nominees for director is currently a member of our Board of Directors.

CODE OF ETHICS

We have adopted a Business Ethics Policy that applies to all of our employees, as well as each member of our Board of Directors. Our Business Ethics Policy is available on our website at www.smhgroup.com. We intend to post amendments to or waivers from our Business Ethics Policy (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) on our website.

COMMUNICATING WITH OUR BOARD OF DIRECTORS

Historically, we have not adopted a formal process for shareholder communications with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by our Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. We believe our responsiveness to shareholder communications to our Board has been excellent. Shareholders who wish to communicate directly with the Board, or specified individual directors, may do so by writing to the Board or individual directors in care of the Office of Corporate Secretary, Sanders Morris Harris Group Inc., 600 Travis, Suite 5800, Houston, Texas 77002. At the direction of the Board, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Trivial items will be delivered to the directors at the next scheduled Board meeting. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to “Outside Directors” or “Non-Management Directors” will be forwarded or delivered to the Chairman of the Nominating and Corporate Governance Committee. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board. Concerns relating to accounting, internal controls, or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters.

COMPENSATION DISCUSSION AND ANALYSIS

The objective of our compensation program is to create long-term value for our shareholders. To achieve this objective, the Compensation Committee has implemented a compensation program for our named executive officers to reward them for sustained financial and operating performance, to align their interests with those of our shareholders, and to encourage them to remain with SMHG.

The Compensation Committee establishes our compensation philosophy on behalf of the Board of Directors, determines the compensation of our Chief Executive Officer, and approves the compensation of our executive officers. The three components of executive officer compensation are base salary, bonuses, and long-term incentive compensation.

In 2010, the Compensation Committee retained AG Ferguson & Associates, Inc. to review  competitive total direct pay practices for our named executive officers compared to a peer group of public companies that included Artio Global Investors, Calamos Asset Management, Inc., Cohen & Steers, Inc., Diamond Hill Investment Group, Epoch Holding Corp., Pzena Investment Management, U.S. Global Investors, Inc., Value Line, Inc., Virtus Investment Partners, Inc., and Westwood Holdings Group, Inc.

None of our named executive officers other than Mr. Edelman currently have written employment agreements.

•           Base Salary

The base salary for senior executives (including the Chief Executive Officer) is intended to be competitive with that paid in comparably situated companies in the financial services industry, with a reasonable degree of financial security and flexibility afforded to those individuals who are regarded by the Board of Directors as acceptably discharging the levels and types of responsibility implicit in the various senior executive positions. In the course of considering annual executive salary increases, appropriate consideration is given to the credentials and experience of the individual senior executives, as viewed in the Compensation Committee’s collective best judgment, which necessarily involves subjective as well as objective elements. The Committee has not adopted any policies that include benchmarking of total compensation or any material element of compensation for any of the named executive officers. Should the Committee be persuaded that an executive has not met expectations for a protracted period, a recommendation to the Board of Directors that the executive be terminated would be a more likely eventuality than a reduction in his base compensation. Mr. Edelman is party to an Employment Agreement with The Edelman Financial Center, LLC, which extends through May 10, 2013, and renews annually thereafter unless terminated by either party at least 60 days prior to the extension date, which sets his compensation payable by The Edelman Financial Center, LLC at $600,000 per year. Beginning in 2010, Mr. Edelman’s salary has been set at $750,000 of which $450,000 is allocated to The Edelman Financial Center, LLC and $300,000 to the Company.

•           Bonuses

Bonuses for executive officers are determined in February of each year based on the prior year’s performance. In 2010 the Compensation Committee adopted two discretionary bonus plans that provided for a potential bonus pool for the named executive officers based on four weighted performance standards: (1) adjusted cash flow from operations compared to 2009 — weighted 30%; (2) client investment results — weighted 20%; (3) net new client money — weighted 20%; and (4) expenses adjusted for non-recurring and extraordinary items as a percentage of revenue compared to 2009 — weighted 10% and a 20% discretionary award. The 2010 Executive Incentive Plan provided for potential cash awards ranging from 40% to 100% of an employee’s salary and the 2010 Executive and Key Manager Restricted Stock Unit Sub-Plan provided for potential restricted stock awards ranging from 120% to 200% of an employee’s salary based on the performance standards.

Payment of any incentive awards is contingent on the Company attaining a minimum threshold of 75% of the performance standards. In addition, the aggregate awards under 2010 Executive Incentive Plan bonus pool were capped at maximum of $5,000,000.

The table below summarizes the relationship between performance goal attainment and the relative payout of the targeted incentive award for the named executive officers for 2011:

Performance Goal Attainment	Payout
	2010 Executive Incentive Plan	2010 Executive and Key Manager Restricted Stock Unit Sub-Plan
Less than 75%	0% of targeted award	0% of targeted award
75% - 100%	20% - 100% of targeted award	20% - 100% of targeted award
100% - 125%	100% - 200% of targeted award	100% of targeted award
More than 120%	200% of targeted award	100% of targeted award

The 2010 Executive and Key Manager Restricted Stock Unit Sub-Plan bonus pool totaled 399,857 shares.

The Compensation Committee may also decide to award a bonus to one or more of the executive officers of the Company based on special circumstances or accomplishments of an executive office or the Company. In February 2010, the Compensation Committee approved a bonus pool in the aggregate amount of $1,162,500 for certain officers to be paid in four equal installments during 2010 subject to continued employment on the date of payment.

In February 2009, the Compensation Committee approved a supplemental executive bonus plan to reward the executive officers of the Company who personally contributed to the successful acquisition, growth (including the establishment of The Endowment Fund), and disposition of Endowment Advisers and Salient Partners between 2003 and 2008 and to incentivize such executive officers to ensure that the Company realizes the full purchase price. The supplemental executive bonus plan awards an aggregate amount equal to 7.5% of the actual consideration received by the Company in connection with the disposition of its interest in Endowment Advisers and Salient Partners in individual awards to Messrs. Ball, Morris, Sanders, Berry, and McMaken, and Robert E. Garrison II. Aggregate payments of $976,133 were distributed under this plan in 2010.

•           Long-Term Incentive Compensation

In February 2010, for 2009 performance, the Compensation Committee granted restricted stock awards of 20,000 shares to Mr. Edelman, and 10,000 shares to Mr. Ball, Mr. Berry, and Mr. McMaken. In March 2011, pursuant to the terms of the 2010 Executive and Key Manager Restricted Stock Unit Sub-Plan, the Compensation Committee granted restricted stock awards of 139,685 shares to Mr. Edelman, 66,046 shares to Mr. Ball, and 30,372 shares to Mr. Berry and Mr. McMaken.

Chief Executive Officer Compensation

Mr. Ball was elected Chief Executive Officer on May 27, 2009. For 2009, the Compensation Committee established Mr. Ball’s base salary at an annual rate of $225,000. For 2010, the Compensation Committee established Mr. Ball’s base salary at an annual rate of $425,000, a level which it believes is appropriate based on comparisons with financial services firms of similar size to the Company following the aforementioned review. In February 2010, Mr. Ball was awarded a discretionary bonus of $350,000 and a restricted stock award of 10,000 shares. Pursuant to the terms of the 2010 Executive Incentive Plan in March 2011, Mr. Ball was awarded a bonus of $234,000, of which $117,000 has been paid and the balance of which is subject to Mr. Ball’s continued employment on the date of payment s salary and pursuant to the terms of the 2010 Executive and Key Manager Restricted Stock Unit Sub-Plan, Mr. Ball was granted a restricted stock award of 66,046 shares.  In 2009 and 2010, Mr. Ball received payments of $345,435 and $322,124 under the 2009 supplemental executive bonus plan described above.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee has assessed the Company’s compensation programs and has concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Management assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. The compensation policies and practices are centrally designed and administered, and are substantially identical at each business unit. Individual registered representatives are paid primarily on a percentage of fees or commissions generated by their client accounts. Senior officers and managers are generally paid a salary and participate in an annual incentive compensation plan, which provides for payments in both cash and restricted stock units. Certain internal groups have different or supplemental compensation programs tailored to their specific operations and goals.

Based on the foregoing, the Compensation Committee believes that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Committee also believes that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the Company’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of the Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Summary

The Compensation Committee believes our executive compensation policies and programs effectively serve the interests of the Company and our shareholders. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to our overall future success, thereby enhancing the Company’s value for our shareholders’ benefit.

The Compensation Committee will continue to monitor the effectiveness of our total compensation programs to meet the Company’s current needs.

Report of the Compensation Committee

The Compensation Committee establishes and oversees the design and functioning of our executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management of Sanders Morris Harris Group Inc. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2011 Annual Meeting of Shareholders.

Charles L. Duncan, III
Scott B. McClelland

Compensation Committee Interlocks and Insider Participation

Mr. Duncan and Mr. McClelland served on the Compensation Committee in 2010. No director or executive officer of the Company serves on the compensation committee or the board of directors of any company for which Mr. Duncan or Mr. McClelland serve as executive officers or directors.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Award(s) ($)(1)	Option Awards ($)	All Other Compensation ($)(2)		Total ($)
George L. Ball,	2010	$425,000	$627,124	(3)	$51,800	$25,050	$9,600	(4)	$1,129,934
Chairman and Chief	2009	225,000	345,435		—	—	—		570,435
Executive Officer	2008	225,000	—		—	—	—		225,000
Ric Edelman, President(5)	2010	750,000	400,000		103,600	—	—	(6)	1,253,600
	2009	600,000	—		—	—	—	(6)	600,000
Ben T. Morris,	2009	150,000	293,907	(3)	—	—	—		443,096
Chief Executive Officer(7)	2008	225,000	—		—	—	—		225,000
and Vice Chairman
Rick Berry,	2010	250,000	248,807	(3)	51,800	—	—		550,607
Chief Financial Officer	2009	220,000	89,838		—	—	—		309,838
	2008	220,000	100,000		133,950	—	—		453,950
Don A. Sanders,	2010	400,000	1,559,272	(8)	—	30,060	—		1,959,313
Vice Chairman	2009	414,583	251,227		—	—	—		665,810
	2008	450,000	—		—	—	—		450,000
Bruce R. McMaken	2010	250,000	204,870	(3)	51,800	15,030	2,571	(9)	524,271
Executive Vice President	2009	220,000	67,339		—	—	27,533	(9)	314,872
	2008	217,000	52,199		133,950	—	25,590	(9)	428,739

(1)
This column represents the dollar amount recognized for financial reporting purposes each year. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock awards, fair value is calculated using the closing price of SMHG stock on the date of grant. For additional information refer to note 11 of the SMHG financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the named executive officer.

(2)	This column excludes any perquisites and other personal benefits, securities, or properties, in the aggregate, of less than $10,000 per person.
(3)	Includes payments under the 2009 Management Incentive Program and 2009 Supplemental Bonus Plan. See “Compensation Discussion and Analysis-Bonuses.”
(4)	Represents a fee paid by a sports marketing client.
(5)	Mr. Edelman was elected President on January 29, 2009.
(6)
Edelman Financial Center, Inc. (“EFC Inc.”), which is wholly-owned by Mr. Edelman, owns a 24% member interest in The Edelman Financial Center, LLC.  EFC Inc’s share of income from The Edelman Financial Center, LLC for 2009 and 2010 was $1,840,891 and $3,758,049, respectively. EFC Inc. received a member distribution of $1,000,000 in 2009 and no distribution in 2010.

(7)	Mr. Morris served as Chief Executive Officer until May 27, 2009.
(8)
Effective as of January 1, 2010, Mr. Sanders compensation was changed from being based primarily on a salary and participation in Company bonus and incentive compensation plans to a percentage of the net income he generates for the Company. Under the new compensation structure, Mr. Sanders was paid a bonus of $1,000,000 in 2010. Also includes payments under the 2009 Management Incentive Program and 2009 Supplemental Bonus Plan. See “Compensation Discussion and Analysis-Bonuses.”

(9)
Includes Mr. McMaken’s allocable share of profits earned from the sale of shares realized upon the exercise of stock purchase warrants received as underwriting compensation and held as an investment by our broker-dealer affiliate for 2008 and 2009 and fees related to his activities as a manager of entities related to The M.D. Anderson Proton Therapy Center for 2008, 2009, and 2010.

Grants of Plan-Based Awards in 2010

Name of	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or	All Other Option Awards; Number of Securities Underlying	Exercise or Base Price of Option	Full Grant Date Fair
Executive	Date	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(1)	Options (#)	Awards ($)	Value ($)(2)
Mr. Ball	2/26/10	-	-	-	-	10,000	-	$5.18	$51,800
Mr. Edelman	2/26/10	-	-	-	-	20,000	-	5.18	103,600
Mr. Berry	2/26/10	-	-	-	-	10,000	-	5.18	51,800
Mr. McMaken	2/26/10	-	-	-	-	10,000	-	5.18	51,800
Mr. Sanders	-	-	-	-	-	-	-	-	-

(1)
Reflects a restricted stock award that vests 25% on the first anniversary of the grant date, 50% on the second anniversary of the grant date, 75% on the third anniversary of the grant date, and 100% of the fourth anniversary of the date of grant. Recipients of restricted stock awards receive dividends on such shares prior to vesting.

(2)
This column represents the dollar amount recognized for financial reporting purposes for 2010 in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock awards, fair value is calculated using the closing price of SMHG stock on the date of grant. For additional information refer to note 11 of the SMHG financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the name executive officer.

Outstanding Equity Awards at Fiscal Year-End

Option Awards							Stock Awards
Name of Executive	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Ball	02/26/10	—	—	—	—	—	7,500	(1)	$54,375	—	$—
Mr. Edelman	02/26/10	—	—	—	—	—	15,000	(1)	108,750	—	—
Mr. Berry	03/01/06	—	—	—	—	—	320	(3)	2,320	—	—
	02/28/07	—	—	—	—	—	2,275	(3)	16,494	—	—
	02/29/08	—	—	—	—	—	3,750	(4)	27,188	—	—
	02/26/10						7,500	(1)	54,375	—	—
Mr. McMaken	02/28/07	—	—	—	—	—	1,150	(4)	8,338	—	—
	03/14/08	—	—	—	—	—	5,000	(4)	36,250	—	—
	02/26/10	—	—	—	—	—	7,500	(1)	54,375	—	—
Mr. Sanders	—	—	—	—	—	—	—		—	—	—

(1)	Restricted stock awards vest 25% on the grant date, 50% on the first of the grant date, 75% on the second of the date of grant, and 100% on the third anniversary of the grant date.
(2)	Based on closing price of SMHG common stock on December 31, 2010.
(3)
Restricted stock awards vest 25% on the first anniversary of the grant date, 50% on the second anniversary of the grant date, 75% on the third anniversary of the date of grant, and 100% on the fourth anniversary of the grant date.

(4)	Restricted stock awards vest 60% on the third anniversary of the grant date, 80% on the fourth anniversary of the grant date, and 100% on the fifth anniversary of the grant date.
(5)	Restricted stock awards vest one-third on the first anniversary of the grant date, two-thirds on the second anniversary of the grant date, and 100% on the third anniversary of the date of grant.

Option Exercises and Stock Vested in 2010

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Ball	25,000	$25,050	2,500	$12,950
Mr. Edelman	—	—	5,000	25,900
Mr. Berry	—	—	10,845	55,739
Mr. Sanders	30,000	30,060	—	—
Mr. McMaken	15,000	15,030	10,650	58,157

(1)	Reflects the difference between the closing price of SMHG stock on the date of exercise and the exercise or base price of the options, multiplied by the number of shares acquired on exercise.
(2)	Reflects the number of shares acquired on vesting multiplied by the closing price of SMHG stock on the vesting date.

Pension Benefits, and Nonqualified Deferred Compensation

The Company does not maintain or participate in any plan that provides retirement or pension payments or benefits to the named executive officers or any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments on Termination or Change-in-Control

As described in Compensation Discussion and Analysis, none of the named executive officers other than Mr. Edelman have an individual employment, severance, or change in control agreement with the Company. The SMHG 1998 Incentive Plan provides that all outstanding unvested stock options, restricted stock awards, and stock appreciation rights (SARs) will become fully vested and immediately and fully exercisable in the event of a change of control of the Company. For these purposes, a “change of control” includes (a) an acquisition by a person of 30% or more of the total voting power of all of the Company’s outstanding securities, (b) a change in a majority of the members of the Board of Directors, (c) the Company is a party to a merger, plan of reorganization, consolidation, or share exchange in which it is not the surviving entity, or (d) the shareholders of the Company approve a merger, plan of reorganization, consolidation, or share exchange and following such transaction shareholders of the Company immediately prior thereto represent 50% or less of the combined voting power of the surviving entity.

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive’s employment had terminated or a change in control had occurred at December 31, 2010, given the named executive’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

If one of the named executive officers were to die or become disabled, any unexercisable options granted a year or more before the date of that event may, depending on the terms of the particular award, become exercisable and remain exercisable until the earlier of one year from the date of death or the expiration date of the grant. Remaining restrictions on restricted stock awards that were awarded at least a year prior to the event may lapse immediately in some cases, depending on the terms of the particular award. For these purposes, “disability” generally means total disability, resulting in the named executive officer being unable to perform his job.

None of the named executive officers holds any unexercisable options. Mr. Ball, Mr. Edelman, Mr. Berry and Mr. McMaken hold unvested restricted stock awards and restricted stock units that would become fully vested upon a change in control. Mr. Ball, Mr. Edelman, Mr. Berry, and Mr. McMaken own, respectively 54,534, 114,763, 27,779, and 27,779 shares of restricted stock and restricted stock units, which would fully vest upon a change of control. Assuming a change of control occurred on March  31, 2011, the estimated value to Mr. Ball, Mr. Edelman, Mr. Berry, and Mr. McMaken of such shares and units upon accelerated vesting would be $436,817, $919,252, $222,510, and $222,510, respectively.

Compensation of Non-Executive Directors

Currently, our non-executive directors receive (a) an annual retainer of $20,000 or, at the director’s option, shares of restricted common stock equal to $20,000 divided by two-thirds of the average closing price of our stock for the 20 trading days ending on the day before the grant date, (b) an award of 3,000 shares of restricted stock, and (c) $3,000 for each meeting of our Board of Directors attended, and $1,000 for each committee meeting attended. The chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee receives an additional annual retainer of $5,000 or, at the director’s option, shares of restricted common stock equal to $5,000 divided by two-thirds of the average closing price of our stock for the 20 trading days ending on the day before the grant date. The chairman of the Audit Committee receives an additional annual retainer of $10,000 or, at the director’s option, shares of restricted common stock equal to $10,000 divided by two-thirds of the average closing price of our stock for the 20 trading days ending on the day before the grant date.

Name	Fee Earned or Paid in Cash ($) (1)	Stock Awards ($)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Richard E. Bean	$15,500	$59,634	(4)	$—	$—	$—	$—	$75,134
Charles W. Duncan, III	18,500	52,418	(5)	—	—	—	—	70,918
Scott B. McClelland	9,750	16,350	(6)	—	—	—	—	26,100
Albert W. Niemi, Jr.	16,500	52,418	(7)	—	—	—	—	68,918
W. Blair Waltrip	12.250	45,208	(8)	—	—	—	—	57.458

(1)	Amounts in this column reflect amounts paid in cash in 2010.
(2)
Amounts in this column reflect 2010 retainer and meeting fees paid in shares of restricted stock at the election of the director. All amounts deferred result in the issuance of shares of restricted stock equal in value to the Nasdaq closing price of SMHG common stock on May 27, 2010. This column represents the dollar amount recognized for financial reporting purposes for 2010. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock awards, fair value is calculated using the closing price of SMHG stock on the date of grant. For additional information refer to note 11 of the SMHG financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the name executive officer.

(3)	This column excludes any perquisites and other personal benefits, securities, or properties, in the aggregate, of less than $10,000 per person.
(4)
Includes 7,942 shares of restricted stock that vest 50% on the first anniversary of the grant date, 75% on the second anniversary of the grant date, and 100% on the third anniversary of the grant date and 3,000 shares of restricted stock that vest 100% on the first anniversary of the grant date. The fair value on the date of grant was $5.45.

(5)
Includes 6,618 shares of restricted stock that vest 50% on the first anniversary of the grant date, 75% on the second anniversary of the grant date, and 100% on the third anniversary of the grant date and 3,000 shares of restricted stock that vest 100% on the first anniversary of the grant date. The fair value on the date of grant was $5.45.

(6)	Includes 3,000 shares of restricted stock that vest 100% on the first anniversary of the grant date. The fair value on the date of grant was $5.45.
(7)
Includes 6,618 shares of restricted stock that vest 50% on the first anniversary of the grant date, 75% on the second anniversary of the grant date, and 100% on the third anniversary of the grant date and 3,000 shares of restricted stock that vest 100% on the first anniversary of the grant date. The fair value on the date of grant was $5.45.

(8)
Includes 5,295 shares of restricted stock that vest 50% on the first anniversary of the grant date, 75% on the second anniversary of the grant date, and 100% on the third anniversary of the grant date and 3,000 shares of restricted stock that vest 100% on the first anniversary of the grant date. The fair value on the date of grant was $5.45.

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of our common stock beneficially owned by each director, executive officer, and five percent shareholder known to us, and by all directors and executive officers as a group. The table shows ownership at March 31, 2011.

Directors and executive officers as a group beneficially own approximately 30.8% of our outstanding common stock. For purposes of reporting total beneficial ownership, shares of common stock which may be acquired through stock option exercises that have vested or will vest within 60 days following March 31, 2011, are included.

The information in this section is based on information required to be reported and filed with the SEC under Sections 13 and 16 of the Securities Exchange Act of 1934. The number of shares beneficially owned by each entity, person, director, or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.

Name	Number of Common Shares Beneficially Owned		Percent of Class
Fredric M. Edelman(1)	3,353,559	(2)	11.5
Don A. Sanders(3)	2,510,650	(4)	8.6
Fletcher Asset Management, Inc.(5)	2,375,776	(5)	7.8
Royce & Associates, LLC (6)	1,951,676	(6)	6.7
T. Rowe Price Associates, Inc. (7)	1,576,600	(7)	5.4
George L. Ball	1,459,650	(8)	5.0
Ben T. Morris	956,388	(9)	3.3
W. Blair Waltrip	357,006	(10)	1.2
Bruce R. McMaken	155,976	(11)	*
Richard E. Bean	93,991	(12)	*
Rick Berry	52,682	(13)	*
Charles W. Duncan, III	51,618	(14)	*
John T. Unger	46,084	(15)	*
Scott B. McClelland	33,758	(16)	*
Albert W. Niemi, Jr. Ph.D.	26,712	(17)	*
All directors and executive officers as a group (12 persons)	9,098,074	(18)	31.0

*           Less than 1% of outstanding shares.

(1)	Has a principal business address of 4000 Legato Road, 9th Floor Fairfax, Virginia 22033.
(2)	Includes 3,153,288 shares owned by The Edelman Financial Center, Inc. and 10,000 restricted shares.
(3)	Has a principal business address of 600 Travis, Suite 5800, Houston, Texas 77002.
(4)
Includes 3,000 shares owned by Mr. Sanders’ wife, 20,790 shares owned by the Tanya Jo Drury Trust of which Mr. Sanders is co-trustee, 550,278 shares held in client brokerage accounts over which he has shared dispositive power. Mr. Sanders disclaims beneficial ownership of all shares held in client brokerage accounts over which he has shared dispositive power.

(5)
As reported in a Schedule 13G filed January 19, 2010, Fletcher Asset Management, Inc. holds voting and dispositive power over 2,375,776 shares on behalf of advisory clients including warrants to purchase 1,304,347 shares. Fletcher Asset Management Inc.’s principal business address is 48 Wall Street, Fifth Floor, New York, New York 10005.

(6)
As reported in a Schedule 13G filed January 24, 2011, Royce & Associates, LLC holds voting and dispositive power over 1,951,676 shares on behalf of advisory clients. Royce & Associates, LLC’s principal business address is 745 Avenue of the Americas, New York, New York 10151.

(7)
As reported in a Schedule 13G/A filed February 11, 2011, T. Rowe Price Associates, Inc. holds voting power over 162,800 shares and dispositive power over 1,576,600 shares on behalf of advisory clients. T. Rowe Price Associates, Inc.’s principal business address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(8)
Includes 5,000 shares of restricted stock and 25,551 shares owned by Mr. Ball’s wife, 6,000 shares owned by the Bonner S. Ball Family Trust Agency, and 312,500 shares owned by Sanders Morris Harris Inc.

(9)	Includes 2,500 shares of restricted stock.
(10)
Includes 15,000 shares issuable on exercise of stock options, 6,724 shares of restricted stock, 255,806 shares owned by the William Blair Waltrip Trust, of which Mr. Waltrip is the trustee and beneficiary, 26,250 shares owned by the Robert L. Waltrip 1992 Trust #1, of which Robert L. Waltrip, Jr., Mr. Waltrip, and Holly Waltrip Benson are co-trustees, 28,000 shares owned by the Waltrip 1987 Grandchildren’s Trust for the benefit of the grandchildren of R. L. Waltrip, of which Mr. Waltrip and Robert L. Waltrip act as co-trustees, and as to which Mr. Waltrip disclaims beneficial ownership, and 3,000 shares owned by the William Blair Waltrip Children’s Trust, of which Mr. Waltrip is a Trustee, and as to which he disclaims beneficial ownership.

(11)	Includes 5,000 shares of restricted stock.
(12)	Includes 10,000 shares issuable on exercise of stock options and 8,202 shares of restricted stock.
(13)	Includes 5,000 shares of restricted stock.
(14)
Includes 10,000 shares owned by the Duncan Investors Partnership. Mr. Duncan disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Includes 5,000 shares issuable on exercise of stock options and 7,449 shares of restricted stock.

(15)	Includes 10,000 shares issuable on exercise of stock options and 8,775 shares of restricted stock.
(16)	Includes 5,000 shares issuable on exercise of stock options and 3,985 shares of restricted stock.
(17)	Includes 5,000 shares issuable on exercise of stock options and 7,540 shares of restricted stock.
(18)
Includes 50,000 shares issuable on exercise of stock options, 70,175 shares of restricted stock, and 550,278 shares held in client brokerage accounts over which Mr. Sanders has shared dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on our records, we believe that during 2010 all our directors, officers, and 10% or greater beneficial owners timely filed all required Section 16(a) reports, with the exception of Form 4s to report the cash settlement of stock options in January 2010 by Mr. Ball, Mr. McMaken, Mr. Morris, and Mr. Sanders which were filed late.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our general counsel is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction.

Related Person Transactions

On occasion our directors, officers, and employees co-invest with our clients. Consequently, it is often the case that certain of our officers, directors, shareholders, and employees own securities of our clients for whom SMH has  placed or underwritten securities and/or with whom SMH or SMH Capital Advisors, Inc. has a financial advisory relationship, which in some cases may, individually or in the aggregate, exceed 1% of the outstanding securities of such clients.

On May 10, 2005, the Company entered into a Reorganization and Purchase Agreement with The Edelman Financial Center, Inc. and Mr. Edelman pursuant to which the Company acquired a 51% interest in The Edelman Financial Center, LLC (“EFC”). The Company paid $24.8 million, in a combination of cash and shares of the Company’s common stock, for a 51% membership interest in EFC, including contingent consideration of $4.8 million paid in 2006. In May 2008, the Company purchased an additional 25% membership interest for an additional payment of $44.4 million in a combination of cash and the Company’s common stock. In December 2006, the Company entered into a Letter Loan Agreement and Letter Agreement with Edelman Financial Advisors, LLC (“EFA”), pursuant to which the Company agreed to loan up to $20,000,000 to EFA and acquired a 10% member interest in EFA. Pursuant to a letter agreement dated as of January 1, 2009, the Company purchased an additional 66% member interest in EFA from Mr. Edelman in exchange for a payment of $25,500,000 in cash and a note for $10,000,000 (which was repaid in December 2009). Subsequently, EFA was merged with and into Edelman Financial Services, LLC. As a result of the foregoing transactions, The Edelman Financial Center, Inc. (which is wholly-owned by Mr. Edelman) holds a 24% member interest in The Edelman Financial Center, LLC, which owns 100% of Edelman Financial Services, LLC and Edelman Business Services, LLC.

Certain of our directors and officers have brokerage accounts at our broker dealer affiliate. Transactions in such accounts are offered on substantially the same terms as those offered to other similarly-situated clients who are neither directors nor employees.

OVERVIEW OF PROPOSALS

This Proxy Statement contains five proposals requiring shareholder action. Proposal No. 1 requests the election of nine directors to the Board. Proposal No. 2 requests the approval of an amendment to our Articles of Incorporation to change our name to The Edelman Financial Group Inc. Proposal No. 3 requests ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2011. Proposal No. 4 requests an advisory vote on executive compensation. Proposal No. 5 requests an advisory vote on the frequency of the vote on executive compensation.

PROPOSAL NO. 1
Election of Directors

The Board has nominated George L. Ball, Richard E. Bean, Diana F. Cantor, Charles W. Duncan, III, Ric Edelman, Scott B. McClelland, Albert W. Niemi, Jr., Ph.D., and Don A. Sanders to be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the nine nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s nine nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

Vote Required

The nine nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the nine directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Recommendation of the Board

The Board recommends that shareholders vote FOR the election of Messrs. Ball, Bean, Duncan, Edelman, McClelland, Niemi, and Sanders and Ms. Cantor.

PROPOSAL NO. 3
To Approve Amendment to Article of Incorporation to Change
Our Name to The Edelman Financial Group Inc.

The Board has approved, and is proposing that shareholders approve, an amendment to our Articles of Incorporation to change our name to The Edelman Financial Group Inc.

Our management and Board believe that the corporate name change will better reflect our corporate identity. Our current name of Sanders Morris Harris Group Inc. was adopted in 2001 to present a more cohesive group identity to our clients and the investment community as a whole and was taken from our most recognizable subsidiary at the time. In 2005, we acquired our initial interest in The Edelman Financial Center, LLC. It is now our largest subsidiary and is the primary vehicle for our growth on a national scale. Accordingly, we believe its makes sense to adopt the nationally recognized Edelman name for the parent company. It will facilitate our growth and will capitalize on the nationwide radio and television presence that Ric Edelman has established.

We have reserved the Nasdaq trading symbol “EF” to be our trading symbol if the charter amendment is approved.

The charter amendment would amend Article One of our Articles of Incorporation to read as follows:

ARTICLE ONE

NAME

The name of the Corporation is THE EDELMAN FINANCIAL GROUP INC.

If the charter amendment is approved, we intend to formally amend our charter by a filing with the Secretary of State of Texas. The charter amendment will become effective on filing.

Vote Required

Texas law provides that the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote is required to approve the charter amendment. Abstentions and broker non- votes will have the same effect as a vote against the charter amendment.

Directors and executive officers who currently own shares representing approximately 31.0% of the shares entitled to vote have indicated that they intend to vote their common shares for approval of the charter amendment.

Recommendation of the Board

The Board of Directors recommends a vote for the approval of the charter amendment.

PROPOSAL NO. 3
Ratification of Appointment of Independent
Registered Public Accounting Firm

In June 2009, the Audit Committee of the Board of Directors appointed Grant Thornton LLP as our independent public accounting firm and as auditors of our consolidated financial statements for 2009. Prior to June 2009, KPMG LLP (“KPMG”) served as our independent registered public accounting firm since 2002. The Audit Committee has appointed Grant Thornton LLP as our independent registered accounting firm and independent auditors for 2011, subject to ratification by our shareholders. At the Annual Meeting, the shareholders are being asked to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2011. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders. A representative of Grant Thornton LLP is expected to be at the annual meeting. The representative will have the opportunity to make a statement at the meeting if he or she wishes and will be available to respond to appropriate questions from shareholders.

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firms for the years ended December 31, 2010 and 2009:

	Grant Thornton LLP		KPMG LLP
	2010	2009	2009
Audit fees(1)	$681,884	$646,121	$150,191
Audit-related fees
Tax fees(2)	16,925	28,461	—
All other fees
Total	$698,809	$674,582	$150,191

(1)
Audit fees consisted of fees for the audit of SMHG’s consolidated annual financial statements and its internal control over financial reporting, the review of interim financial statements in SMHG’s quarterly reports on Form 10-Q, and the performance of audits in accordance with statutory requirements.

(2)	Tax fees consisted of fees for U.S. tax compliance and related planning and for tax consulting and advisory services.

PRE-APPROVAL OF SERVICES BY INDEPENDENT AUDITORS

The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by the Company’s independent auditor, Grant Thornton LLP. The Audit Committee will, on an annual basis, consider and, if appropriate, approve the provision of audit and non-audit services by Grant Thornton LLP. Thereafter, the Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by Grant Thornton LLP which are not encompassed by the Audit Committee’s annual pre-approval requirement and are not prohibited by law. For 2010, 100% of the tax services and related fees were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors has furnished the following report:

The Board has determined that each member of the committee is “independent,” as defined in the Nasdaq listing standards and SEC Rules. As required by its charter, the committee has performed its annual evaluation of the committee’s performance and the adequacy of its charter, including compliance with applicable law and Nasdaq listing standards, and determined that the committee adequately performed its duties and responsibilities set forth in its charter and that no changes to its charter were required.

As noted in the committee’s charter, the Company’s management is responsible for preparing the Company’s consolidated financial statements. Our independent auditors are responsible for auditing the consolidated financial statements. The activities of the committee are in no way designed to supersede or alter those traditional responsibilities. The committee’s role does not provide any special assurances with regard to the Company’s consolidated financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

The committee has reviewed and discussed the audited consolidated financial statements for 2010 with management. The committee also met with the independent auditors, with and without management present, to discuss the results of their audit and their evaluation of our internal controls. The committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors their independence from Sanders Morris Harris Group.

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the audited consolidated financial statements for 2010 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The committee has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for 2011 and has submitted the appointment for shareholder ratification.

Richard E. Bean
Charles W. Duncan, III
Albert W. Niemi, Jr. Ph.D.

PROPOSAL NO. 4
Advisory Vote on Executive Compensation

The Company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described below. The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial, and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its shareholders.

The Compensation Discussion and Analysis, beginning on page __ of this Proxy Statement, describes the
Company’s executive compensation program and the decisions made by the Compensation Committee in 2011 in more detail.

The Company requests shareholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

As an advisory vote, this proposal will not affect any compensation already paid or awarded to any named executive officer and is not binding upon the Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation of the Board

The Board recommends a vote FOR Proposal No. 4.

PROPOSAL NO. 5
Advisory Vote on Frequency of Say-on-Pay Votes

As described in Proposal No. 4 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal No. 4 above is referred to as a “say-on-pay vote.”

This Proposal No. 5 affords shareholders the opportunity to cast an advisory vote on how often the
Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 5, shareholders may vote to have the say-on-pay vote every year, every two years, or every three years.

The proxy card provides shareholders with the opportunity to choose among four options: holding the vote every year, every two years, or every three years, or abstaining.

Although this advisory vote on the frequency of the “say on pay” vote is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Our compensation program is designed and administered by the Compensation Committee of the Board of Directors, which is composed entirely of independent directors and carefully considers many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for our executives. While the Board believes that the Compensation Committee and the Board are in the best position to determine executive compensation, the Board appreciates and values shareholders’ views.

Recommendation of the Board

The Board makes no recommendation on Proposal No. 5.

OTHER MATTERS

Our Board of Directors is not aware of any other matter to be presented for action at the meeting. If another matter requiring a vote of the shareholders arises, the proxy holders will vote in their best judgment.

ANNUAL REPORT ON FORM 10-K

Our financial statements for 2010 are included in our Annual Report on Form 10-K, which is available at www.smhgroup.com under the Investors tab. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material. Additional copies of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein) are available without charge upon request. Please direct your request to Sanders Morris Harris Group Inc., Attention: Investor Relations, 600 Travis, Suite 5800, Houston, Texas 77002. You also may obtain our Annual Report on Form 10-K over the Internet at the SEC’s website, www.sec.gov.

Houston, Texas
April xx, 2011

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

Sanders Morris Harris Group

Proxy — SANDERS MORRIS HARRIS GROUP INC.

THE BOARD OF DIRECTORS SOLICITS THIS PROXY
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2010

The undersigned shareholder of Sanders Morris Harris Group Inc. (the “Company”) hereby appoints George L. Ball and John T. Unger, or either of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the offices of Sanders Morris Harris located at 600 Travis, 58th Floor, Houston, Texas 77002, on Thursday, May 26, 2011, at 11:00 a.m., Houston Time, and at any adjournments or postponements of said meeting, all of the shares of the Company’s common stock in the name of the undersigned or which the undersigned may be entitled to vote. Any proxy heretofore given by the undersigned with respect to such shares of the Company’s common stock is hereby revoked.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement furnished with the notice, and the 2010 Annual Report and revokes any proxy heretofore given

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of all the nominees for director, and FOR proposals 2, 3, and 4 and for every two years on proposal 5 on the reverse side.

The Board of Directors recommends a vote FOR the nominees for director and FOR proposals 2, 3, and 4.

PLEASE MARK, SIGN, DATE AND RETURN IN THE ENVELOPE ENCLOSED

(This Proxy must be dated and signed on the reverse side.)

Sanders Morris Harris Group

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 26, 2011.

Vote by Internet
•     Log on the Internet and go to www.envisionreports.com/SMHG
•     Follow the steps outlined on the secured website

Vote by telephone
•     Call toll free 1.800-652 VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•     Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designed areas ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals – The Board recommends a vote FOR the listed nominees and FOR Proposals 2, 3, and 4.

1.	Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 – George L. Ball	☐	☐	02 – Richard E. Bean	☐	☐	03 – Diana F. Cantor	☐	☐
04 – Charles W. Duncan	☐	☐	05 – Ric Edelman	☐	☐	06 – Scott B. McClelland	☐	☐
07 –. Ben T. Morris	☐	☐	08 – Albert W. Niemi, Jr	☐	☐	09 – Don A. Sanders	☐	☐

2.	Approve changing our name to The Edelman Financial Group Inc.

For	☐	Against	☐	Abstain	☐

3.	Ratification of appointment of Grant Thornton, LLP as independent registered public accounting firm for 2011.

For	☐	Against	☐	Abstain	☐

4.	Say on Pay – An advisory vote on the approval of executive compensation

For	☐	Against	☐	Abstain	☐

5.	Say When on Pay – An advisory vote on the approval of the frequency of shareholder votes on executive compensation

1 Yr.	☐	2 Yrs.	☐	3 Yrs.	☐	Abstain	☐

In their discretion, the proxies are authorized to vote upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

B  Non-Voting Items

Change of Address – Please print address below:

[_______________________________________________________________________________________]

C  Authorized Signatures —This section must be completed for your vote to be counted — Date and Sign Below

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

Date (mm/dd/yyyy) – Please print date below.     Signature 1 —  Please keep signature within box.   Signature 2 – Please keep signature within box.

[_______/____/_____________]	[___________________________________]	[__________________________________]